EXHIBIT 3.2

COMPANIES ACTS, 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

(As amended by Special Resolution dated 17 November 2014)

1.	The name of the Company is Nexvet Biopharma public limited company (the “Company”).

2.	The Company is to be a public limited company.

3.	The objects of the Company are:

(a)	To purchase or otherwise acquire the entire issued share capital of Nexvet Biopharma Pty Ltd and warrants, options and other rights to acquire share capital in Nexvet Biopharma Pty Ltd in consideration for shares, debentures, debenture stock securities, options, warrants and other rights to or over shares to be issued or granted by the Company to the shareholders, option holders and warrant holders of Nexvet Biopharma Pty Ltd on such terms and in such amounts as the directors shall determine.

(b)	To carry on business as a holding and investment company and to carry on all related activities to the aforementioned business, including to hold and actively manage the Company’s investments and all subsidiaries and associates, including any company which is for the time being the Company’s holding or subsidiary company as defined by Section 155 of the Companies Act, 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the company in business, including the supply of administrative, financial, commercial, marketing, technical and information technology services and any other services related to this activity.

(c)	To undertake, carry on and execute all kinds of financial, commercial, trading, manufacturing and other operations and any other business which may seem to be capable of being conveniently carried on in connection with any of these objects, or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable, any of the Company’s property or rights.

(d)	To acquire by purchase, lease, sub-lease, exchange, hire or licence or otherwise, and hold for any estate or interest, and to take options over any lands, buildings, water, wells, streams, easements, rights, privileges, concessions, machinery, plant, stock-in-trade and any real, personal, heritable, or movable property of any kind which may appear to be necessary or convenient for the Company’s business or for developing or utilising any of the Company’s property.

(e)	To build, construct, maintain, alter, enlarge, pull down and remove or replace any buildings, offices, factories, mills, works, wharves, roads, railways, tramways, machinery, engines, walls, fences, banks, dams, sluices, or watercourses, and to clear sites for the same, or to join with any person, firm or company in doing any of the things aforesaid, and to work, manage and control the same, or join with others in so doing.

(f)	To apply for, purchase or by other means acquire, manage, licence and protect, prolong and renew, in any part of the world, any intellectual property, including patents, patent rights, brevets d’invention, licenses, protections and concessions which may appear likely to be advantageous or useful to the Company, and to use and turn to account and to manufacture under, or grant rights or privileges in respect of the same, and to expend money in experimenting upon testing, and in improving or seeking to improve any patents, inventions or rights which the Company may acquire or propose to acquire.

(g)	To acquire and undertake the whole or any part of the business, goodwill and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition, or for mutual assistance with any such person, firm or company, and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage and deal with any shares, debentures, debenture stock or securities so received.

(h)	To manage, supervise and control, or to take part in the management, supervision or control of, any company or undertaking in which the Company is interested by reason of shareholding or otherwise, and for that purpose to appoint and remunerate any directors, accountants or other experts or agents.

(i)	To improve, manage, cultivate, develop, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property and rights of the Company.

(j)	To invest and deal with the moneys of the Company not immediately required in such shares and upon such securities and in such manner as may from time to time be determined.

(k)	To lend and advance money or give credit to any persons, firms or companies and to guarantee, grant indemnities in respect of, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future), goodwill and uncalled capital of the Company or by both such methods, the performance of the contracts or obligations of and the repayment or payment of the principal amounts of any premiums, interest and dividends on any securities of any person, firm or company, including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by Section 155 of the Companies Act, 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated therein.

(l)	To borrow or raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture stock (perpetual or otherwise), and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon the whole or any part of the Company’s property or assets (whether present or future), including its uncalled capital, and also by a similar mortgage, charge or lien to secure and guarantee the performance by the company of any obligation or liability it may undertake.

(m)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(n)

To apply for, promote and obtain any Act of the Oireachtas, provisional order or licence of the appropriate Minister, or other authority for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may seem calculated, directly or indirectly, to prejudice the Company’s interests.

(o)	To enter into any arrangements with any governments or authorities (supreme, municipal, local or otherwise), or any corporations, companies or persons that may seem conducive to the attainment of the Company’s objects, or any of them, and to obtain from any such government, authority, corporation, company or person any charters, contracts, decrees, rights, privileges and concessions which the Company may think desirable, and to carry out, exercise and comply with any such charters, contracts, decrees, rights, privileges and concessions.

(p)	To purchase or otherwise acquire for cash or by the issue of shares or debentures or debenture stock, or partly for cash, and partly for shares or debentures or debenture stock, and to sell, lease, let, sublet, exchange, dispose, surrender, let on rent, share of profit, royalty or otherwise, grant options over, mortgage, charge, convert, turn to account, dispose of and otherwise deal with (whether for good or valuable consideration or otherwise) real and personal property and rights of all kinds, and in particular mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, goodwill and undertakings and claims, privileges and choses in action of all kinds.

(q)	To act as agents or brokers and as trustees for any person, firm or company, and to undertake and perform sub-contracts, and also to act in any of the businesses of the Company through or by means of agents, brokers, subcontractors or others.

(r)	To remunerate any person, firm or company rendering services to this Company, either by cash payment or by the allotment to him or them of shares or securities of the Company credited as paid up in full or in part or otherwise as may be thought expedient.

(s)	To pay all or any expenses incurred in connection with the promotion, formation and incorporation of the Company, or to contract with any person, firm or company to pay the same and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares, debentures, debenture stock or securities of this Company.

(t)	To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of and give or procure the giving of donations, gratuities, pensions, allowances, or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is for the time being the Company’s holding or subsidiary company as defined by Section 155 of the Companies Act 1963 or otherwise associated with the Company in business or who are or were at any time directors or officers of the Company or of any such other company as aforesaid and the wives, widows, families and dependants of any such persons and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid or of any such persons as aforesaid and to make payments for or towards the insurance of any such persons as aforesaid and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

(u)	To secure or guarantee by mortgage, charge or otherwise the performance and discharge of any contract, obligation or liability of a Company or of any person or corporation with whom or which the Company has dealings or having a business or undertaking in which the Company is concerned or interested whether directly or indirectly.

(v)	To promote or concur in promoting any other company for the purpose of acquiring the whole or any part of the business or property and undertaking any of the liabilities of this Company, or of undertaking any business or operations which may appear likely to assist or benefit this Company or to enhance the value of any property or business of this Company, and to place or guarantee the placing of, underwrite, subscribe for or otherwise acquire all or any part of the shares or securities of any such company as aforesaid.

(w)	To undertake and execute any trusts the undertaking whereof may seem desirable, whether gratuitously or otherwise.

(x)	To sell or otherwise dispose of the whole or any part of the business or property of the Company, either together or in portions, for such consideration as the Company may think fit, and in particular for shares, debentures or securities of any company purchasing the same.

(y)	To distribute among the members of the Company in kind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to this Company, or of which this Company may have the power of disposing.

(z)	To procure the Company to be registered or recognised in any member State of the European Union and any foreign country or place.

(aa)	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital, which shall include the acquisition of any fully paid shares in the capital of the Company otherwise than for valuable consideration.

(bb)	To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the Company to carry on the businesses of insurance.

It is hereby expressly declared that each sub-clause of this Clause shall be construed independently of the other sub-clauses hereof, and that none of the objects mentioned in any sub-clause shall be deemed to be merely subsidiary to the objects mentioned in any other sub-clause.

Provided always that the provisions of this Clause shall be subject to the Company obtaining, where necessary, for the purpose of carrying any of its objects into effect, such licence, permit or authority as may be required by law.

4.	The liability of the members is limited.

5.	The Share Capital of the Company is €40,000.00 divided into 400 Euro Deferred Shares of €100 each, and US$4,000,000 divided into 20,000,000 Ordinary Shares of US$0.125 each, 4,000,000 SIRPS Shares of US$0.125 each, and 8,000,000 Series B Preferred Shares of US$0.125 each with power to increase or decrease the share capital. The capital may be divided into different classes of shares with any preferential, deferred or special rights or privileges attached thereto, and from time to time the Company’s regulations may be varied so far as may be necessary to give effect to any such preference, restriction or other term.

We, as the subscribers wish to be formed into a Company according to this Memorandum of Association, and we agree to take the number of shares in the capital of the Company opposite our names.

Name, Address	Number of shares	Signature and Date
Geraldine Farrell 1 Dundonald Avenue Malvern East Victoria 3145 Australia	1 Ordinary Share of USD$0.10 each	Dated: 29.07.14

Mark Heffernan 6 Volum Street Manifold Heights Victoria 3218 Australia	1 Ordinary Share of USD$0.10 each	Dated: 29.07.14

Total	2 Ordinary Shares of USD$0.10 each

Witness		Signature and Date
Name & Address: Melissa Postma 20/311 Royal Pde Parkville Vic 3052 Australia		Dated: 29.07.14

Occupation: Assistant

COMPANIES ACTS, 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

(As amended by Special Resolution dated 17 November 2014)

Preliminary

1.	The Regulations in Table A, Part I and Part II, first schedule to the Companies Act, 1963 (the Act) will not apply to this Company.

A	Management of the Company

Company managed by the Directors

2.	The directors manage the Company. It must do so in accordance with the Companies Acts and lawful resolutions of the Company. A director is not required to own shares in the Company.

Directors to appoint Company Secretary

3.	The directors must appoint a secretary in accordance with the Companies Acts on the conditions they think fit and the directors may remove any secretary so appointed from office. The directors may appoint one or more of a joint secretary and an assistant secretary in accordance with the Companies Acts on the conditions they think fit and the directors may remove any joint secretary and assistant secretary so appointed from office.

3A.	Anything which is, by the Companies Acts required or authorised to be done by or to the secretary may be done by or to a joint secretary or may, if the office is vacant or there is for any other reason no secretary or joint secretary capable of acting, be done by or to an assistant secretary or acting secretary or, if there is no assistant secretary or acting secretary capable of acting by or to an officer of the Company authorised generally or specially in that behalf by the directors: provided that any provision of the Companies Acts or these Articles requiring or authorising a thing to be done by or to a director and the secretary shall not be satisfied by its being so done by or to the same person acting both as a director and as, or in place of, the secretary.

Powers of directors

4.	The directors have the power and duty to manage and control the business and affairs of the Company. They may exercise all the Company’s powers, except those that are required to be exercised by the Company in general meeting. The following are among the specific powers they have:

(a)	to borrow or raise money;

(b)	to secure the payment of any money in anyway, including by mortgage, debenture or charge on all the Company’s assets and undertakings, present and future.

Directors may confer powers on a person

5.	The directors may confer on a person (including a director) the power to do specified things on behalf of the Company, whether by power of attorney or not. They may confer on that person a power of sub-delegation. The entrusting of a power to a person does not exclude its exercise by the directors themselves.

Number of directors

6.	There must be at least two directors of the Company and not more than 10. The Company may alter the minimum number of directors by passing an ordinary resolution. If the number of directors falls below the minimum set by the Company, they must not act as directors until the number is increased to the minimum, except:

(a)	to increase the number of directors to the minimum:

(b)	to convene a general meeting of the Company.

Appointment and removal of directors

7.	The members may appoint a director, remove a director, or do both, by passing an ordinary resolution. The directors may appoint a director either to fill a casual vacancy or to add to their number.

Retirement of directors

8.	A director may retire from office by giving written notice to the Company at its registered office. The resignation is effective at the time stated in the notice, provided it is after the time the notice was given. If not, the notice is effective immediately it is given.

Office of director becomes vacant

9.	A director automatically ceases to be a director if any of the following applies:

(a)	the director is prohibited from being a director or ceases to be a director or is removed from being a director by the Companies Acts or by an order made under it;

(b)	the director becomes insolvent or makes a composition or arrangement with his or her creditors or a class of them;

(c)	the director becomes of unsound mind or a person who is, or whose estate is, liable to be dealt with in any way under any law relating to mental health;

(d)	the director is absent from meetings of directors for 6 consecutive months without special leave from the directors, and the directors consequently declare his or her office vacant;

(e)	the director fails to pay a call on his or her shares in the Company for at least a month after the call was made — or a longer period allowed by the directors.

Alternate directors

10.	A director may appoint a person to act in his or her place as an alternate for any period the director thinks fit. The appointment must be in writing and must first be approved by a majority of the other directors. The managing director may not appoint an alternate managing director. An alternate does not have to own shares in the Company. An alternate may not be an alternate for more than one director.

Powers of alternate directors

11.	In the absence of the appointing director, his or her alternate has all the rights, and may exercise all the powers of, the director (including voting at meetings) on the same conditions as the appointing director. The exercise of rights and powers has the same effect as if the appointing director had exercised them. However, the alternate director is not the appointing director’s agent and is personally responsible to the Company for his or her conduct.

Notice of meetings

12.	An alternate is entitled to receive notices of meetings of directors.

Resignation of alternate director

13.	An alternate may resign by giving the Company written notice at its registered office. The resignation takes effect immediately the notice is given.

Termination or suspension of appointment of alternate director

14.	An appointing director may immediately terminate the appointment of his or her alternate or suspend the appointment, by giving the Company written notice at the registered office. The other directors may immediately terminate the appointment of an alternate, or suspend that appointment, by passing a resolution at a meeting of directors after giving the appointing director reasonable written notice. The appointment of an alternate terminates automatically if the appointing director ceases to be a director, or if anything happens in respect of the alternate which, if it happened to the appointing director, would result in that director ceasing to hold office.

Appointment of managing director

15.	The directors may appoint one or more of them to be the Company’s managing director for the period and on the terms (including terms as to salary and fees) they think fit. If the managing director is unable to act in that office, the directors may appoint a person to act temporarily as managing director. If more than one managing director has been appointed at a particular time, they hold office jointly.

Resignation etc of managing director

16.	The clauses in these Articles that apply in relation to the resignation, disqualification and removal of a director apply to the managing director with any necessary qualifications. The directors may remove the managing director from office, but only in accordance with the Company’s contract of employment with that person.

Managing director ceasing to hold office

17.	The managing director automatically ceases to hold office when he or she ceases to be a director.

Powers of managing director

18.	The managing director has the powers entrusted to him or her by the directors. The directors may withdraw or vary any power entrusted to the managing director. The entrusting of a power to the managing director does not exclude its exercise by the directors themselves.

Remuneration of directors

19.	The directors are entitled to be paid directors’ fees set by the directors. The directors may set different amounts for different directors. If they don’t, each director’s fee must be the same as each other director’s fee. The directors’ fees must not be more in aggregate than the maximum amount approved by the Company in general meeting. Directors’ fees accrue daily.

Expenses

20.	In addition to their fees, directors are entitled to be paid or reimbursed for all travelling and other expenses they properly incur in relation to exercising their powers and performing their duties in relation to:

(a)	a meeting of directors;

(b)	a meeting of a committee of directors; a general meeting of the Company;

(c)	or the business or affairs of the Company.

Conflict of interests

21.	A director is entitled to hold another office with the Company, or to be remunerated for other work (including professional work) by the Company, despite being a director. This does not apply in relation to the office or work of auditor. A director is not disqualified from office by reason of entering into a contract or arrangement with the Company or having an interest in a contract or arrangement with the Company, nor is any such contract or arrangement void or liable to be avoided. A director does not have to account to the Company for any profit arising from a contract or arrangement with the Company merely because of being a director and having a fiduciary duty to the Company.

Disclosure of an interest

22.	A director must disclose an interest in any contract or arrangement with the Company as required by the Companies Acts.

General notice of an interest

23.	A director may give a general notice to the Company at its registered office that he or she is an officer or member of a specified corporation or firm, or has an interest in it in some other way. The notice must set out the nature and extent of the director’s interest. The notice is effective on all subsequent occasions as a disclosure of the director’s interest in a matter involving the Company and that corporation or firm, but only if the director’s interest at the time of first consideration of the matter is no greater than as stated in the general notice.

Effect of disclosure by a director

24.	If a director complies with the Companies Acts and these Articles in relation to disclosing an interest:

(a)	the director may vote on whether the Company enters into the contract or arrangement;

(b)	the contract or arrangement may be entered into;

(c)	the director may participate in the execution of the contract; and the director may vote on matters involving the contract.

B.	MEETINGS OF DIRECTORS

Directors may regulate meetings

25.	The directors may regulate their meetings in the way they think fit.

Holding meetings

26.	A director may convene a meeting of directors at any time. The Company secretary must convene a meeting if requested by a director to do so. The convenor convenes a meeting by giving written or oral notice of it to all directors.

Failure to give notice

27.	The resolutions passed at a meeting of directors for which notice was not given to all directors, and actions taken to implement those resolutions, are nonetheless valid if each director who was not given notice later agrees to waive the receipt of that notice.

Quorum

28.	No business may be transacted at any time during a meeting of directors unless a quorum is present. Until the directors decide otherwise, the quorum for a meeting of directors is any 2 directors. The quorum must be present throughout a meeting. An alternate director who is not also a director may be counted in the quorum if the appointing director is not present.

Chair

29.	The directors may elect one of them to be chair for a specified period. If a meeting of directors is held and no chair has been appointed, or the usual chair is not present within 30 minutes after the scheduled starting time or is unwilling to chair the meeting, the directors present must elect one of them to chair that meeting.

Meetings of directors in different places

30.	With the consent of all directors notified orally or in writing to the Company secretary, a meeting of directors may be convened at different venues, provided the technology used gives the directors at each venue a reasonable opportunity to participate in the meeting.

Each director must be able (directly or by means of telephonic, video or other electronic communication) to speak to each of the other directors and to be heard by each of the other directors. If there is a failure in the technology which deprives any director of a reasonable opportunity of participating in the meeting, the chair must adjourn the meeting until the failure is rectified. If the failure is not rectified within one hour, the chair must adjourn the meeting to a date and time when the chair believes all directors will be able to participate.

A meeting held in this way is deemed to take place at the place where the chairman of the meeting is physically present.

Director’s consent to meeting of directors in different places

31.	A director who consents to a meeting of directors being held even though all directors are not in the same place may withdraw that consent 48 hours before the meeting is due to be held. In that case, the meeting may not be held.

Departure from a meeting of directors in different places

32.	A director who wishes to leave a meeting of directors being held even though all directors are not in the same place must obtain the express consent of the chair. A director who fails to do so is conclusively presumed present throughout the meeting for the purposes of the quorum for that meeting.

Voting and resolutions at a meeting

33.	At a meeting of directors:

(a)	each director who is present has one vote;

(b)	an alternate director who is also a director has one vote as director and one vote for each appointing director who is absent from the meeting and by whom he or she has been appointed as an alternate; and

(c)	the chair has a casting as well as a deliberative vote.

A resolution is passed at a meeting of directors if a majority of the votes cast is in favour of it.

Resolutions by circular

34.	The directors may pass a resolution by circular without holding a meeting. Reasonable notice of the resolution must be given to all directors. The resolution must be signed by all directors entitled to vote on it and must state that they are in favour of it. The resolution is valid from the time the last director signs it and is taken to have been passed at that time. Different directors may sign different documents provided they are identical. Faxed documents are acceptable. The resolution must be noted in the minutes of the meetings of directors.

Minutes of meetings

35.	The directors must keep minutes of meetings in accordance with the Companies Acts.

They must record each of the following:

(a)	all appointments of officers made by the directors;

(b)	the names of directors and alternate directors present at each meeting of directors and of any committee of the directors;

(c)	all orders, resolutions and proceedings of meetings of directors and of any committee of the directors;

(d)	any matter that the Companies Acts require to be recorded in the books of the Company. This includes declarations and notices of interest made and given by a director.

The chair of the meeting or of the next meeting must sign the minutes as a true and correct record of the meeting. The original signed minutes shall be retained by the Company in Ireland. That person’s signing of the minutes is sufficient evidence of anything recorded and of the regularity of what was done at the meeting.

Committees of directors

36.	The directors may delegate any of their powers to a committee of directors they specify. The directors may revoke a delegation. A committee must comply with any conditions on the exercise of its powers that the directors set. A power properly exercised by a committee is exercised by the directors. The clauses that apply in relation to the proceedings of a meeting of directors apply in relation to meetings of a committee of directors (except a committee of one).

Minutes of meetings of committees

37.	The rules applying to the minutes of meetings of directors and their signing apply, with any necessary changes, to the minutes of meetings of a committee. If a committee consists of only one director, a minute signed by that director recording a decision by him or her as that committee is a minute of that committee.

Validation of acts of directors

38.	Any act done at a meeting of directors or of a committee of directors, or by any person acting as director or by a person claiming to act under a power of attorney executed by the Company, is valid even if it is later discovered that there was a defect in the person’s appointment or continuance in office, or that the person was disqualified from voting or not entitled to vote.

Execution of documents

39.	In addition to any other way in which the Company may execute a document, it may do so by 2 directors signing it, or by one director and a secretary (including, for the avoidance of doubt, a joint secretary, assistant secretary or acting secretary as may be applicable) of the Company signing it.

Company seal

40.	The Company shall have a company seal (the terms “company seal”, “seal” and “common seal” shall be interchangeable and shall have the same meaning). The seal shall be used only by the authority of the directors or of a committee of directors authorised by the directors in that behalf and every instrument to which the seal shall be affixed shall be signed by a director (or by some other person appointed by the directors for that purpose) and shall be counter-signed by the secretary (including, for the avoidance of doubt, a joint secretary, assistant secretary or acting secretary as may be applicable) or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under these Articles.

41.	The directors may exercise the powers conferred on the Company by section 41 of the Act with regard to having an official seal for use in any territory, district or place not situate in the state and such powers shall be vested in the directors and every instrument to which the official seal shall be affixed shall be signed by a director (or by some other person appointed by the directors for that purpose) and shall be counter-signed by the secretary (including, for the avoidance of doubt, a joint secretary, assistant secretary or acting secretary as may be applicable) or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under these Articles.

C.	GENERAL MEETINGS OF THE COMPANY CONVENING A GENERAL MEETING

42.	General meetings of the Company shall be held in the state unless (i) the directors resolve to hold a general meeting outside the state; or (ii) the members pass a special resolution to hold a general meeting outside the state.

43.	(1) Subject to paragraph (2) below, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

(2) So long as the Company holds its first annual general meeting within 18 months of its incorporation, it need not hold it in the year of its incorporation or in the year following. Subject to article 42, the annual general meeting shall be held at such time and place as the directors shall appoint.

44.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

45.	The directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default, may be convened by such requisitionists, as provided by section 132 of the Act.

Notice of meetings

46.	Subject to sections 133 and 141 of the Act, an annual general meeting and a meeting called for the passing of a special resolution shall be called by 21 days’ notice in writing at the least and a meeting of the Company (other than an annual general meeting or a meeting for the passing of a special resolution) shall be called by 14 days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall specify the day, the place and the hour of the meeting and, in the case of special business, the general nature of that business and shall be given in manner authorised by these regulations to such persons as are under the regulations of the Company entitled to receive such notices from the Company.

The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

Quorum

47.	No business may be transacted at any time during a general meeting unless a quorum is present. The quorum for a general meeting is 2 members who are present in person or by proxy, who are entitled to vote. A representative of a corporation member (entitled to vote) who is an individual may also being counted towards the quorum. The Company shall have a minimum of 7 members.

47.1	In the case of a meeting convened by a member or members, if a quorum is not present within 30 minutes after the time appointed for a general meeting to be held the meeting shall be dissolved.

47.2	In the case of a meeting convened by the directors, if a quorum is not present within 30 minutes after the time appointed for a general meeting to be held, it automatically stands adjourned to the same day of the following week at the time and venue the directors notify to the members in writing. If a quorum is not present within 30 minutes after the time appointed for the adjourned meeting, the members present shall be a quorum.

Chair

48.	The chair of meetings of directors is also the chair of a general meeting. If there is no chair, or the chair is unwilling to act as chair, or the chair is not present within 30 minutes after the time appointed for the general meeting to be held, the directors may choose another director to be chair of the meeting. If the directors fail to do so, or all directors present decline to be chair, the members who are present may choose one of them to be chair of the meeting.

Chair’s rulings final

49.	The chair’s rulings on any matter relating to the order of business, procedure and conduct of the general meeting are final. No motion of dissent from a ruling will be accepted.

Adjournment

50.	The chair may postpone a general meeting whether or not validly convened. The chair may adjourn a general meeting from time to time and from place to place. The only business that may be transacted at an adjourned meeting is the business stated in the notice concerning the original meeting. If a meeting is postponed or adjourned, the directors must try to notify in writing each person entitled to receive notice of the fact of its postponement or adjournment. In the case of an adjournment, the notice must state the new time and venue for the meeting. An accidental failure to give notice to a person, or the non-receipt by that person of the notice, does not affect the validity of the postponement or adjournment of the meeting.

51.	On the request or on the decision of a majority of members present and entitled to vote the chair must adjourn a general meeting, or any business, motion, resolution, question, debate, discussion or poll. The adjournment of any business, motion, resolution, question, debate, discussion or poll may be until later in the meeting or to an adjourned meeting in accordance with the decision or request and does not affect the conduct of any other business that remains to be conducted at the meeting.

Adjourned meetings

52.	No notice has to be given of an adjourned meeting or the business to be transacted at it unless the adjournment is for at least 30 days. In that case, the notice requirements relating to the original meeting apply. No business may be transacted at an adjourned meeting except the business from the meeting adjourned. A resolution passed at an adjourned meeting is passed on the day of that adjourned meeting.

Voting rights

53.	Subject to any rights or restrictions attached at the relevant time to a class or classes of shares, each member of the Company, or each member of a class of members, who is entitled to attend and vote may attend a meeting of the Company, or of the class of members. An individual member may vote personally or by proxy. A corporation member may do so by a representative who is an individual. No person who is not a member of the Company, or a member of the class of members, or a proxy of that member — or, in the case of a corporation member, a representative of that member — may vote at a meeting of members or of a class of members.

Votes

54.	On a show of hands, each member present at a meeting of members or of a class of members who is entitled to vote has one vote. On a poll, each member present at a meeting of members or of a class of members who is entitled to vote has one vote for every fully paid up share held.

Votes by joint holders

55.	Any joint holder of shares may vote at a general meeting. However, if more than one vote is cast, the only one that will be counted is that of the joint holder whose name appears first on the register of members of the Company.

Members not entitled to vote: general

56.	A member who is a minor or who is of unsound mind or who is, or whose estate is, liable to be dealt with in any way under any law relating to mental health may vote by the person or body who has the management or guardianship of the person or his or her estate. That person or body may vote by proxy or by representative, but only after giving the directors satisfactory proof of the right to do so under this clause.

Members not entitled to vote: amount unpaid

57.	A member is not entitled to be present or to vote at a general meeting unless all calls and other amounts payable at the time of the meeting in respect of shares held by the member have been paid in full.

Objection to vote

58.	A challenge to a person’s entitlement to vote at a general meeting or to the validity of a vote made at that meeting may only be raised at that meeting. If a vote is allowed by the chair, it is valid for all purposes.

Method of voting

59.	A resolution at a general meeting is to be decided on a show of hands unless a poll is demanded by any of the following:

(a)	the chair of the meeting;

(b)	by not less than five members having the right to vote at the meeting;

(c)	by a member or members representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting;

(d)	by a member or members holding shares in the Company conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Chair to declare proxies before taking vote

60.	Before taking a vote on a resolution at a general meeting, the chair must inform the meeting whether any proxy votes have been received and how any proxy votes are to be cast

Declaration of result of a vote on a show of hands

61.	A declaration by the chair of a general meeting of the result of a vote on a show of hands and a subsequent entry into the minutes of that meeting confirming that result that is signed by the chair of that meeting or the next general meeting, is by itself conclusive evidence of the declared result.

When a poll may be demanded

62.	A poll may be demanded before a vote on a resolution is taken, before the result of a vote on a show of hands is declared, or immediately after the result is declared.

Demand may be withdrawn

63.	A demand for a poll may be withdrawn at any time before the poll is taken.

Taking of poll

64.	If a poll is demanded, it must be taken in accordance with the directions of the chair. However, if the poll concerns the election of a chair or the adjournment of the meeting, it must be taken immediately. A delayed poll does not affect the transaction of other business. The result of the poll is the resolution of the meeting on that question.

Chair’s votes

65.	The chair of a general meeting is not entitled to a casting vote in the case of an equality of votes on a show of hands or a poll.

Right of non-members to attend general meeting

66.	The chair may invite any person who is not a member to attend and address a general meeting, including a director, auditor or Company secretary. The Company’s auditors are entitled to attend at and receive notice of all general meetings.

Resolutions by circular

67.	The members may pass a resolution by circular without holding a general meeting. The resolution must be signed by all members entitled to vote on it and must state that they are in favour of it. If there are joint holders of shares entitled to vote on the resolution, each must sign it. The resolution is valid from the time the last member signs it and is taken to have been passed at that time. Different members may sign different documents provided they are identical. Faxed documents are acceptable. The resolution must be recorded in the minutes of the Company’s meetings. The above does not apply to either of the following resolutions: (a) a resolution to remove a director or appoint a director in place of a director who has been removed; and (b) a resolution to remove an auditor under the Companies Acts.

Proxies

68.	A member who is entitled to vote at a general meeting or a meeting of a class of members may appoint a proxy.

Appointment of proxy

69.	The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a body corporate, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Company.

An appointment for a meeting is valid for an adjournment of that meeting.

Form of proxy

70.	The following form may be used for the appointment of a proxy.

PROXY FORM

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

Meeting

Place:
Date:
Time:

I/We [insert name and address of member/members] am/are a member/members of [insert company name]. I appoint the following person/persons as my proxy/proxies to vote on my/our behalf at the specified meeting and any adjournment.

Name of Office of Proxy	Address

I/We appoint the following alternate person/persons to vote on my/our behalf at that meeting and any adjournment if a person I/We have appointed proxy is/are unable to act.

Name of Proxy	Name of Alternate	Address of Alternate

[Include any instructions concerning voting in favour of or against particular resolutions]

Signature/Signatures of member/members

[insert name of member/members appointing proxy]

Dated:

Revocation of appointment

71.	A member who has appointed a proxy may revoke the appointment at any time by giving the Company written notice. An appointment is not revoked by the member attending and taking part in a general meeting. However, if the member votes on a resolution, the proxy or other person appointed to exercise a member’s voting rights is unable to vote.

Lodgement of proxies

72.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority shall be deposited at the registered office or at such other place within the state as is specified for that purpose in the notice convening the meeting, before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, before the time appointed for the taking of the poll, and, in default, the instrument of proxy shall not be treated as valid. Faxed documents are acceptable. The deposit of any documentation noted above shall not be required more than 48 hours before the time for holding the meeting or adjourned meeting or before the time appointed for the taking of the poll, as the case may be.

Rights of proxies etc

73.	A proxy or other person appointed to exercise a member’s voting rights has the same rights as the member to speak and vote at a general meeting. Those rights are suspended while the member is personally present at the meeting. The proxy or other person must vote on a resolution in accordance with any direction in the appointment.

73.1	If there is no direction, and the person is separately entitled to vote on the resolution, the person may vote on it for the member as he or she thinks fit.

73.2	If there is no direction, and the person is not separately entitled to vote on the resolution, he or she must abstain from voting on it.

73.3	A proxy or other person appointed to exercise a member’s voting rights may demand or join in a demand for a poll.

Votes by proxy etc remain valid

74.	A vote by proxy or other authority is valid despite any of the following:

(a)	the death of the member or the member ceasing to have mental capacity;

(b)	the bankruptcy or liquidation of the member;

(c)	the revocation of the proxy or other authority;

(d)	the transfer of the share in respect of which the vote was cast.

This does not apply if the Company receives notice of the relevant fact at its registered office before the commencement of the meeting (or adjourned meeting) at which the vote is to be cast.

Proxy of joint holders

75.	The vote of a proxy appointed by all the joint holders of a share is to be counted to the exclusion of a vote by any other proxy of any of the joint holders.

Chair may require evidence

76.	The chair of a general meeting may require a person acting as a proxy for a member to establish that he or she is the person named in the lodged proxy. If the person cannot do so, he or she may be excluded from voting as proxy for the member.

Meetings of members of a class of shares

77.	The rules applying to general meetings of the Company apply with any necessary modification to meetings of members holding a class of shares, unless a matter is dealt with specifically by the rules for meetings of class members.

D.	Shares in the company

Power to issue shares

78.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

79.	If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. In the latter case, the quorum for the meeting is members holding 25% of the issued shares of the relevant class. Any member holding shares of the class may demand a poll.

80.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

81.	Subject to the provisions of these regulations relating to new shares, the shares shall be at the disposal of the directors, and they may (subject to the provisions of the Companies Acts, 1963 to 2013 relating to authority, pre-emption or otherwise) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription by a public limited company, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

82.	The directors may issue or allot shares as fully paid or partly paid, or as payment for property acquired by, or services rendered to (an undertaking to perform future services shall not be accepted), the Company. They may differentiate between holders, including holders of the same class of shares, in relation to amount of calls or the timing of calls that are to be paid.

83.	The authorised share capital of the Company is €40,000.00 divided into 400 Euro Deferred Shares of €100 each, and US$4,000,000 divided into 20,000,000 Ordinary Shares of US$0.125 each, 4,000,000 SIRPS Shares of US$0.125 each, and 8,000,000 Series B Preferred Shares of US$0.125 each.

84.

The directors of the Company are, for the purposes of section 20 of the Companies (Amendment) Act, 1983 (as amended) (the “1983 Act”) generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised but unissued share capital as at the date of adoption of these Articles and to allot and issue any shares purchased or redeemed by or on behalf of the Company pursuant to the provisions of Part XI of the Companies Act, 1990 (as amended) (the “1990 Act”) and held as treasury shares and this authority shall expire five years from the date of adoption of these Articles, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors of the Company may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired.

84A.	The directors of the Company are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by Article 84 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of the Company may allot equity securities in pursuance of such an offer or agreement as if the power conferred by Article 84 had not expired.

85.	Subject to the provisions of the Companies Acts, the Company may purchase or otherwise acquire, on such terms and in such manner as it thinks fit, any shares in the capital of the Company, which shall include the acquisition of any fully paid shares in the capital of the Company otherwise than for valuable consideration.

86.	Any share of a deceased member may be transferred by his executor or administrator to the widow or widower, child or grandchild of such deceased member.

87.	Without prejudice to any special rights previously conferred on the holders of existing shares, any share (including shares which the Company shall have power to issue under Section 207 of the 1990 Act or otherwise) may be issued with such preferred, deferred or other special rights, or such restrictions whether in regard to dividend, voting, return of share capital or otherwise, as the Company may from time to time determine, and any share may be issued on the terms that it is, or at the option of the Company is liable to be, redeemed. Subject to the provisions of the 1990 Act, the redemption of such shares may be effected on such terms and in such manner as the directors may from time to time determine.

88.	The directors may impose conditions dealing with preferred, deferred, qualified guaranteed and other special rights, privileges, conditions, restrictions or limitations in regard to dividend, return of capital, distribution of assets, voting or otherwise.

89.	Subject to article 84, the directors may grant options to call on the Company to issue shares.

90.	The directors must not issue any bearer shares or stock, or convert any shares into stock.

Euro Deferred Shares

90A.	The holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any general meeting of the Company. On a return of assets, whether on liquidation or otherwise, the Euro Deferred Shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the Ordinary Shares plus the payment of US$5,000,000 on each of the Ordinary Shares and the holders of the Euro Deferred Shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

90B.

If the holders of 75% or more of the shares of the Company in issue for the time being wish to sell and transfer all (but not some only) of their shares to a purchaser (the “Buyer”), the holders of the Euro Deferred Shares shall sell and transfer (the “Sale and Transfer”) all of the Euro Deferred Shares to the Buyer (or as the Buyer directs) in consideration only for the amount of capital paid up in respect of each of the Euro Deferred Shares (the “Consideration”). If the holders of the Euro Deferred Shares default in the Sale and Transfer to the Buyer (or as the Buyer directs), the holders of the Euro Deferred Shares hereby irrevocably appoint one of the directors of the Company, or any other person who is appointed by the directors of the Company for the purpose as the duly appointed attorney of the holders of the Euro Deferred Shares, with full power to execute, complete and deliver in the name of and on behalf of the holders of the Euro Deferred Shares all such documentation as is required for the Sale and Transfer. Subject to the relevant transfer being properly stamped (where applicable), the Company shall cause the Buyer to be registered as the holder of the Euro Deferred Shares, but the Buyer is not responsible for what is done with any Consideration paid. Entitlement to the Euro Deferred Shares is not affected by any irregularity or invalidity in the sale and transfer procedure. The Company may give a good receipt for the Consideration, shall hold the Consideration in trust for the holders of the Euro Deferred Shares and may issue share certificates for the Euro Deferred Shares to the Buyer (or as the Buyer directs).

Shares that may be issued

91.	The shares issued by the directors must be of a class described in the Schedule or otherwise authorised by these Articles.

Issue price

92.	The directors determine the price of any shares they issue.

Preference shares

93.	Subject to the Companies Acts, the directors may issue preference shares. However, the directors may only issue preference shares if rights with respect to any of the following that are to be attached to the preference shares are either set out in these Articles or have been approved by special resolution of the Company:

(a)	repayment of capital;

(b)	participation in surplus assets and profits;

(c)	cumulative and non-cumulative dividends;

(d)	voting; and

(e)	priority of payment of capital and dividends in relation to other shares or the Company’s property.

Commission and brokerage

94.	The Company may pay commission or brokerage as allowed by the Companies Acts. It may do so by paying cash, allotting shares, or both.

Share certificates

95.	The Company must issue share certificates to holders of shares. They must be in the form laid down by the directors and in accordance with any requirements in the Companies Acts. Each member is entitled to one share certificate, free of charge, for all the shares registered in his or her name. Joint holders of shares are entitled to only one certificate between them.

If a share certificate produced to the directors is worn out or defaced, the directors may order it to be cancelled. On cancellation, they may issue a replacement after being paid a fee set by them. If a share certificate is lost or destroyed, the directors must issue a replacement to the person entitled to the shares after being paid a fee set by the directors.

Calls on shares

96.	The directors may at any time make a call, including a call by instalments, in respect of an amount unpaid on the shares of members. This does not apply if it was a condition of their issue that the shares were payable at or after fixed times. A call is made when the directors pass a resolution making it. The directors may adjourn or revoke a call.

Notice of a call

97.	The Company must give at least 14 days’ written notice to each member who holds a share in respect of which a call is made. An accidental failure to give notice or the failure of a member to receive it does not affect the validity of the call.

Fixed payment dates to be dates of calls

98.	An amount which, by the terms of issue of a share, becomes payable on allotment or at or after a fixed or defined time, is treated as being subject to a call at that time, without notice being required.

Liability for a call

99.	After receiving notice of a call, a member must comply with it. Joint holders are jointly and severally liable.

Interest on unpaid calls

100.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate, not exceeding 5 per cent. per annum, as the directors may determine, but the directors shall be at liberty to waive payment of such interest wholly or in part.

Proceedings

101.	If a call is not paid on time, the directors may proceed to recover the amount, plus any interest and expenses. The exercise of that right does not affect any right of the Company to forfeit the relevant shares. In any proceedings, it is sufficient and conclusive to prove that:

(a)	the defendant’s name is entered in the register of members as a holder of the shares in respect of which the call was made;

(b)	the resolution making the call is recorded in the Company’s minute book; and

(c)	notice of the call was given to the member; or that the terms on which the shares were issued required payment at or after the relevant fixed or defined time.

Nothing else has to be proved.

Prepayment of calls

102.	The directors may accept payment of an amount unpaid on a share without a call having been made in respect of any part of it. The directors may authorise the Company to pay interest on that amount, at the rate set by the directors (such rate not to exceed 5 per cent. per annum), from the time it is paid until the time the amount would have become due under a call. The directors may at any time repay any part of a prepaid amount. They must give the member at least one month’s notice of an intention to repay a prepaid amount.

Forfeiture of shares

103.	If a member does not pay a call on time, the directors may serve a forfeiture notice on the member requiring payment of the relevant amount, plus interest and expenses. The notice must state:

(a)	a date and time (no earlier than 14 days after the date the notice is served) on or before which payment of the outstanding amount is required, and the place where payment is to be made; and

(b)	that if payment is not made as required, the shares will be liable to forfeiture.

If the member does not comply, the directors may forfeit the shares, including unpaid dividends declared in respect of them. The directors may at any time annul a forfeiture of shares.

Notice that forfeiture has taken place

104.	If a share is forfeited, the directors must enter the forfeiture and its date in the register of members of the Company. The Company must give notice of the forfeiture to the member (or members) in whose name the share was registered. Failure to comply with this clause does not invalidate the forfeiture.

Consequences of forfeiture

105.	A person whose shares have been forfeited ceases at the time of forfeiture to be a member in respect of those shares. He or she has no claim against the Company in respect of the forfeited shares, but remains liable to pay the Company the amount outstanding in respect of them at the date of forfeiture. If the directors think fit, the person must also pay interest on the outstanding amount, at the rate set by the directors (such rate not to exceed 5 per cent. per annum), from the time of the forfeiture until the outstanding amount is paid. The directors are not under an obligation to enforce the person’s obligations.

Evidence of forfeiture

106.	A statement in writing by a director or the Company secretary that a particular share has been forfeited on a particular date is conclusive evidence of that fact against any person claiming to be entitled to it.

Disposal of forfeited shares

107.	Subject to the requirements of the Companies Acts, the Company may sell or dispose in some other way of a forfeited share as the directors think fit, on receipt of any consideration for the disposal, the Company may transfer the share to the person to whom it was sold or disposed of. That person is then to be registered as the holder of the share, but is not responsible for seeing to what is done with any consideration paid. Entitlement to the share is not affected by any irregularity or invalidity in the forfeiture and disposal procedure.

Balance belongs to former member

108.	Any balance of the proceeds of sale after payment to the Company of the amount outstanding for the share belongs to the person who last held the forfeited share.

Company has a lien on shares in respect of amounts payable

109.	The Company has a first and paramount lien on each share registered (solely or jointly) in the name of a member, and on the proceeds of sale of that share, for all money that is outstanding on it, including an amount the Company may be required to pay in respect of it. The lien extends to dividends declared and other entitlements in respect of the share. Unless the directors decide otherwise, the registration of a transfer of a share waives the Company’s existing lien in respect of it. The directors may exempt a share from the Company’s lien.

Company’s indemnity and lien in respect of certain liabilities etc

110.	If, under the law of Ireland or any other jurisdiction, a liability is imposed on the Company, or the Company is required to make a payment in respect of any shares registered in the Company’s Share Register or in respect of any dividends or other amounts which are or may become accrued or payable to a member in respect of those shares, then the Company is entitled to be indemnified against that liability or requirement by the holder of those shares. In addition:

(a)	The Company has a lien on the shares and the dividends or other amounts for the amount of the liability or requirement, plus interest on that amount, at the rate set by the directors (such rate not to exceed 5 per cent. per annum), from the time the Company pays the amount of the liability or requirement until the time the member indemnifies the Company. The directors may waive payment of the interest;

(b)	The Company may deduct from any amount payable by it to the member the amount due by the member under the indemnity.

This does not affect any other right the Company may have in respect of its payment of the liability or requirement.

Suspension of a member’s rights

111.	While the Company holds a lien over shares in respect of an amount which has not been paid on time, the relevant member may not exercise any rights as a member in respect of those shares.

Enforcement of a lien

112.	The Company may enforce a lien in respect of an amount that has not been paid on time by selling the shares in the way the directors think fit. The Company must give the member or other person entitled to the shares at least 14 days’ written notice, stating the amount due and demanding payment of it.

Completion of sale under a lien

113.	Subject to the requirements of the Companies Acts, the directors may authorise a person to effect the transfer to the purchaser of shares which have been sold under the Company’s lien over them. The purchaser is entitled to be registered as the holder of the shares and is not responsible for seeing to what is done with the consideration paid. The purchaser’s entitlement to the shares is not affected by any irregularity or invalidity in connection with the sale. The purchaser is not under any obligation to pay any amount in respect of the shares except the purchase price and any other amount agreed with the Company.

Proceeds of sale under lien

114.	Proceeds received by the Company from the sale of shares under a lien are to be applied towards payment of the amount in respect of which the lien existed and any expenses of the Company in enforcing the lien. Any balance must be paid to the person entitled to the shares before they were sold under the lien. However, the Company may retain any amount that has become payable since the sale in relation to something that occurred before the sale.

Transfer of shares

115.	Subject to any agreement to the contrary between the members, a person may transfer shares to another person by a document in the usual or common form or in some other form approved by the directors, signed by both the transferor and the transferee. The transferor remains holder of the shares until the transfer is registered.

Registration of transfer

116.	For a transfer to be registered, the following documents must be lodged at the Company’s registered office:

(a)	the instrument of transfer;

(b)	the share certificate (if there is one) or evidence satisfactory to the directors of its loss or destruction;

(c)	any other information the directors require to establish the transferor’s right to transfer the beneficial ownership in the shares.

No fee is payable in respect of a transfer.

Refusal to register

117.	The directors may refuse to register a transfer for any reason they think fit. The Company must give written notice to the person who lodged the transfer within 7 days after a refusal to register a transfer. Except in the case of suspected fraud they must return the transfer to that person.

Suspension of transfers

118.	The directors may suspend registration of transfers for a specified period at any time provided the total period of suspension in a calendar year is no more than 30 days.

Transmission of shares on the death of a member

119.	On the death of a member, a surviving joint holder or the personal representative of a deceased sole holder are the only persons who have any title to the deceased’s shares. The estate of a deceased holder remains liable for any liability in respect of the shares held, solely or jointly, at his or her death.

Election by a person entitled

120.	The directors may require any person who becomes entitled to shares on the death or bankruptcy of a member or under any law relating to mental health to elect either to become registered as the holder of the shares or to nominate another person in whose name the shares are to be registered. If the person elects to become registered, he or she must give the Company a notice to that effect. If the person elects to nominate another person to be registered, he or she must transfer the shares to the other person.

Entitlement before registration

121.	A person entitled to be registered as the holder of shares is entitled to receive any dividend or other payment payable in respect of the relevant shares that the member would have been entitled to if he or she had not died. However, that person must first give the directors any information they properly require. The person is not entitled to any other rights until he or she becomes registered as the holder of the shares.

Incapacity etc of member

122.	If a member becomes incapacitated or his or her person or assets becomes liable to be dealt with in any way under a law that relates to incapacity, the person who becomes legally entitled to manage the member’s estate may exercise any rights that the member would have been able to exercise but for the incapacity. However, the person must first give the directors any information they properly require.

E.	Capital and profits of the company

Alteration of capital of the Company

123.	The Company may alter its capital by passing the requisite resolution required by the Companies Acts to that effect in general meeting. It may do so in any of the following ways, provided it does not infringe article 79:

(a)	by converting any of its shares into larger or smaller numbers, in which case, any amount unpaid on them is to be divided equally among the replacement shares;

(b)	by cancelling any shares which are unissued;

(c)	by converting a class of shares into another class.

Reserving profits

124.	The directors may at any time set aside an amount out of the profits of the Company as a reserve. A reserve is to be applied, at the directors’ discretion, to any of the purposes for which profits may properly be applied, including the running of the Company and investment.

Carrying forward profits

125.	The directors may carry forward any profits rather than reserving them or distributing them through dividends.

Capitalising profits

126.	The Company in general meeting may upon the recommendation of the directors resolve that any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive the same if the same had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any shares held by them respectively or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such holders in the proportions aforesaid) or partly in one way and partly in another, so however, that the only purpose for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by sections 62 and 64 of the Act.

127.	The Company in general meeting may on the recommendation of the directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were, distributed by way of dividend (and in the same proportions), and the directors shall give effect to such resolution.

128.	Whenever a resolution is passed in pursuance of article 126 or 127, the directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the directors to make such provision as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions) and also to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively credited as fully paid up of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be effective and binding on all such members.

Distribution of capital

129.	If there is more than one class of shares on issue, the directors may distribute capital to one class of shares to the exclusion of another class, or to one class of shares at a different rate from that to another class of shares.

Declaration of dividends

130.	Subject to the Companies Acts and any special rights or restrictions applicable to any shares the directors may declare and pay dividends on shares that appear to them to be justified in light of the profits made by the Company. If there is more than one class of shares on issue, the directors may declare and pay a dividend on one class of shares to the exclusion of another class, and may declare and pay a dividend on one class of shares at a different rate from that on another class of shares.

Apportioning dividends

131.	Dividends are to be credited or paid in respect of particular shares according to the amounts paid or credited on them. Amounts paid before a call has been made are to be ignored. If the amount paid or credited on a share changed during the relevant period, the dividend on that share will be credited or paid proportionally to the amounts paid or credited on the share for the relevant portions of that period. If a share is issued on the basis that it will rank for dividends as from a particular date, it will rank from that date.

Deductions from dividends

132.	The directors may deduct from a dividend an amount up to the amount owed by the member to the Company on account of the relevant shares, whether on account of calls or otherwise, and may use that amount towards satisfaction of the member’s debt.

Dividends payable in kind

133.	The directors may direct that any part of a dividend is to be paid by the issue of shares or a distribution of specific assets, including fully paid shares in another Company. The directors may deal as they think fit with any difficulty in relation to the distribution of specific assets. They may do any of the following:

(a)	fix the value of a specific asset or part of it;

(b)	decide that cash payments may be made on the basis of their valuation;

(c)	vest any cash or specific assets in trustees on trust for all members entitled to a dividend.

No interest payable

134.	No interest is payable by the Company on any dividend declared by the directors.

Method of payment of dividends

135.	The Company may pay a dividend or other money that is payable in cash by:

(a)	drawing a cheque for the amount payable to the member or paying the amount into a bank account in the name of the member;

(b)	paying the amount by cheque or in cash to a third person, as directed by the member;

(c)	satisfying any amount owed by the member to a third person, as directed by the member; or

(d)	applying any part of the amount towards satisfaction of money owing by the member to the Company on any account.

An amount paid by cheque is to be paid either personally or by post to the member’s address as contained in the Company’s register of members.

Unclaimed dividends

136.	Until a dividend is claimed, the Company may use it for the Company’s benefit in accordance with the Companies Acts.

F.	MISCELLANEOUS

Records to be kept

137.	The directors shall cause proper books of account to be kept relating to- (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place; and (b) all sales and purchases of goods by the Company; and (c) the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

138.	The books of account shall be kept at the office or, subject to section 147 of the Act, at such other place as the directors think fit, and shall at all reasonable times be open to the inspection of the directors.

139.	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being directors, and no member (not being a director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the directors or by the Company in general meeting.

140.	The directors shall from time to time, in accordance with sections 148, 150, 157 and 158 of the Act cause to be prepared and to be laid before the annual general meeting of the Company such profit and loss accounts, balance sheets, group accounts and reports as are required by those sections to be prepared and laid before the annual general meeting of the Company.

141.	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the directors’ report and auditors’ report shall, not less than 21 days before the date of the annual general meeting be sent to every person entitled under the provisions of the Companies Act’s to receive them.

Register of charges

142.	The Company must observe the Companies Acts with respect to the keeping of information relating to all mortgages and charges specifically affecting the Company’s property. A register of all mortgages and charges specifically affecting the Company’s property shall be maintained on behalf of the Company.

Confidential information

143.	Subject to the Companies Acts, a member who is not a director is not entitled to require or receive from the directors or the Company any information concerning the business, trading or customers of the Company, or any trade secret, secret process, or other confidential information belonging to or used by the Company.

Notices

144.	The Company may give a notice to a member in any of the following ways:

(a)	by serving it on the member personally;

(b)	by posting it to the member or leaving it at the member’s address shown in the register of members, or at a replacement address for giving notices supplied to it by the member;

(c)	by faxing it or sending it electronically to the fax number or electronic address supplied by the member to the Company for the giving of notices.

Time of service

145.	A notice is to be treated as received in accordance with the following:

(a)	if it is sent by post in the state, on the next business day after pre-paid posting;

(b)	if it is sent by post to an address outside the state, in the ordinary course of prepaid mail;

(c)	if it is faxed or sent electronically, on the business day after it is sent.

Notice to a person entitled on the death etc of a member

146.	The Company may give a notice to a person who becomes entitled to shares on the death or bankruptcy of a member or under any law relating to mental health in accordance with the following:

(a)	by serving it on the person personally;

(b)	by posting it to the person at the address supplied to it by that person;

(c)	by giving it in any other way in which it might have been given if the member had not died or become bankrupt or subject to any law relating to mental health.

Notice to joint holders

147.	A notice to joint holders is given if the notice is given to the holder first named in the register of members as joint holder.

Notice of a general meeting

148.	Notice of a general meeting must be given to each of the following:

(a)	each member;

(b)	each director;

(c)	the auditor of the Company;

(d)	each person entitled to shares because of the death or bankruptcy of a member or under any law relating to mental health.

Persons not entitled to notice

149.	A person who does not have an address in the register of members and who has not supplied an address or number for the giving of notices is not entitled to be given notice.

Winding up of the Company

150.	If, on the winding up of the Company, the assets are more or less than sufficient to repay the whole of the issued capital of the Company, the assets must be distributed so that the profit is made or the loss is borne by members proportionally to the capital which was paid up or which ought to have been paid up on their shares at the commencement of the winding up. Amounts paid in advance of a call are to be ignored.

Distribution of the Company assets

151.	If the Company is wound up, the liquidator may, on a special resolution of the Company divide any part of the assets among members. The liquidator may do any one or more of the following:

(a)	set what he or she regards as fair values on those assets;

(b)	decide on the division between different members or classes of members;

(c)	vest any assets in trustees on trust for the benefit of members as the liquidator thinks fit, but not so that a member would be forced to accept a share or security on which there is any liability.

Remuneration in relation to winding up etc

152.	No remuneration may be paid to a director or liquidator from the proceeds of the sale or realisation of the Company’s property or undertaking, except with the approval of the Company in general meeting.

G.	INDEMNITY FOR OFFICERS ETC INDEMNITY

153.	Every director, managing director, agent, auditor, secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgement is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court.

Payment for an insurance policy

154.	To the extent permitted by the Companies Acts, the Company may, at the directors’ discretion, enter into and pay for a policy of insurance insuring a director, managing director, agent, auditor, secretary and other officer (and former director, former managing director, former agent, former auditor, former secretary and other former officer) against any liability incurred as an officer, agent or employee of the Company. However, this does not apply in relation to a liability arising out of or in connection with conduct involving a wilful breach of duty in relation to the Company.

Interrelationship between indemnity and policy

155.	Every director, managing director, agent, auditor, secretary and other officer who is entitled to an indemnity under the insurance policy entered into by the Company is not entitled to an indemnity from the Company, except to the extent that the policy does not fully indemnify him or her.

Indemnity continues

156.	An indemnity given by the Company under article 153 continues to apply after any change to or deletion of that clause, but only in relation to acts and omissions before the change or deletion.

H.	DEFINITIONS

Definitions

157.	The terms used throughout these Articles listed below shall have the meanings ascribed to them below.

Articles means these articles of association of the Company as may be amended from time to time.

Companies Acts means the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, including all Acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Acts, and every statutory modification, consolidation or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts).

Writing or writing or written includes writing in an electronic form where applicable.

US$ means the official currency of the United States.

€ or Euro means the official currency of the European Union.

Schedule

Classes of shares:

- Ordinary Shares of US$0.125 each

- SIRPS Shares of US$0.125 each

- Series B Preferred Shares of US$0.125 each

- Euro Deferred Shares of €100 each

We, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of these Articles of Association, and we agree to take the number of shares in the capital of the Company set out opposite our respective names.

Name, Address	Number of shares	Signature and Date
Geraldine Farrell 1 Dundonald Avenue Malvern East Victoria 3145 Australia	1 Ordinary Share of USD$0.10 each	Dated: 29.07.14

Mark Heffernan 6 Volum Street Manifold Heights Victoria 3218 Australia	1 Ordinary Share of USD$0.10 each	Dated: 29.07.14

Total	2 Ordinary Shares of USD$0.10 each

Witness		Signature and Date
Name & Address: Melissa Postma 20/311 Royal Pde Parkville Vic 3052 Australia		Dated: 29.07.14

Occupation: Assistant